Exhibit 99.1

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie, Vice President	Mark Plungy, Senior Manager
Investor Relations	Corporate Communications
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES SECOND QUARTER GUIDANCE

SAN JOSE, Calif. June 1, 2009—Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the second quarter of 2009.

Based on quarter-to-date results, Altera reaffirms its prior revenue guidance for second quarter sales to be up 2 to 7 percent sequentially. As expected, demand from OEMs providing equipment for Asian 2G and 3G wireless networks remains strong.

Altera’s new products have been the company’s growth drivers during the second quarter. Sales of the company’s 65-nanometer devices are up sharply. As anticipated, sales of Altera’s 40-nanometer devices are on track to double from first quarter levels as the company is now shipping its Stratix® IV GX, Stratix IV GT, and Arria® II GX FPGAs.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s expected second quarter sales and 40-nm device sales. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, the pace of Asian 2G and 3G wireless deployments, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix II, Stratix II GX, Stratix III, Stratix IV GX, Stratix IV GT, Cyclone® II, Cyclone III, Arria GX, Arria II GX, MAX® II and HardCopy® device families, the rate of turns business in the remainder of the quarter, product availability, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com.